[Company Logo]

FOR IMMEDIATE RELEASE


                           CONTACT:     SMTEK INTERNATIONAL, INC.
                                        Kirk A. Waldron, CFO
                                        (805) 376-2595, ext. 111


                SMTEK ENDS EXPLORATORY MERGER DISCUSSIONS
                       No Merger Agreement Reached



THOUSAND OAKS, Calif. (March 5, 2002) - SMTEK International, Inc. (Nasdaq: SMTI / Pacific Exchange: SMK), a provider of electronics manufacturing services (EMS), announces today that SMTEK and Electronic Product Integration Corporation ("EPI") have ended their exploratory discussions relating to SMTEK's potential acquisition of EPI. No merger or other related agreements were reached during these exploratory discussions.

Further, there are no plans, at present, for re-opening discussions relating to SMTEK's potential acquisition of EPI.

*	*	*	*	*

Headquartered in Thousand Oaks, California, SMTEK International,
Inc. is an EMS provider serving original equipment manufacturers (OEMs) in the industrial instrumentation, medical, telecommunications, financial services automation, aerospace and defense industries. We provide integrated solutions to OEMs across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the EMS industry. We have locations in Thousand Oaks, California; Santa Clara, California; San Diego, California; Marlborough, Massachusetts; Fort Lauderdale, Florida; Craigavon, Northern Ireland and the Ayuttya Province in Thailand.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections. Any forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK
International, Inc. with the SEC, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.
SMTEK ENDS EXPLORATORY MERGER DISCUSSIONS/Page 2


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